SCHEDULE 14C

(RULE 14C-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
|X| Preliminary Information Statement
|_| Confidential, for use of the Commission Only (as permitted by
Rule 14c-5(d)(2))
|_| Definitive Information Statement

THE MEDICAL EXCHANGE INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box)

|X| No fee required
|_| Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

|_|	Fee paid previously with preliminary materials.

|_|
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

THE MEDICAL EXCHANGE INC.
17 STATE STREET
NEW YORK, NEW YORK 10004

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE ALREADY BEEN APPROVED BY A MAJORITY OF OUR SHAREHOLDERS. A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

This Information Statement is being furnished to the shareholders of record of The Medical Exchange Inc. (“we” or the “Company”) as of March 9, 2007 (the “Record Date”) to advise them that the Board of Directors and shareholders of the Company have approved amendments (the “Amendments”) to our Articles of Incorporation. The Amendments, when filed with the Nevada Secretary of State, will:

(i) change the name of this company to “IDO Security Inc.”; and

(ii) change the capital structure of the Company to (a) increase the number of shares of Common Stock, $0.001 par value per share (the “Common Stock”) from 25 million to 50 million and (b) create a class of preferred stock (the “Preferred Stock”) with 20 million shares of Preferred Stock authorized for issuance but unissued, with the number of series into which Preferred Stock may be divided, and the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted or imposed upon the Preferred Stock, to be fixed in the future by the Board of Directors.

Shareholders owning, as of the Record Date, at least 6,006,751 shares of the Common Stock, representing approximately 58% of the outstanding voting power as of the Record Date, have executed a written consent approving the Amendments. The Company plans to mail this Information Statement to stockholders as of the Record Date on or about April 13, 2007.

A copy of the Certificate of Amendment containing the Amendments is attached to this Information Statement as Appendix A.

Pursuant to regulations promulgated under the Securities Exchange Act of 1934, as amended, the Amendments may not be effected until at least 20 calendar days after this Information Statement is sent or given to our shareholders. We anticipate that the Amendments will be implemented promptly following the 20th day after this Information Statement is first sent to our shareholders. We will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses.

VOTE REQUIRED

As discussed in further detail below, the Amendments required the approval of shareholders holding a majority of the outstanding votes. As of the Record Date, the Common Stock was our only class of outstanding voting securities. The holders of the Common Stock are entitled to one vote for each share.

MEETING NOT REQUIRED

Under Section 78.390 of the Nevada Revised Statutes (the “Nevada Law”), an amendment to our Articles of Incorporation must be proposed by resolution of the Board of Directors and be approved of by shareholders holding shares entitling them to exercise at least a majority of the voting power of the company. Section 78.320 of the Nevada Law provides that, unless otherwise provided in a corporation's articles of incorporation or bylaws, actions required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a written consent thereto is signed by shareholders holding not less than at least a majority of the voting power of the company. In order to eliminate the costs and management time involved in holding a special meeting, our Board of Directors decided to obtain, and did in fact obtain on the Record Date, the written consent of shareholders holding at least 6,006,750 shares representing more than the requisite number of votes that is necessary to authorize or take such action.

DISSENTERS RIGHTS OF APPRAISAL

There are no dissenter's rights of appraisal applicable to this action to adopt the Amendments.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of the Record Date by those persons or groups known to beneficially own more than 5% of our Common Stock. None of our directors or officers owned any shares of Common Stock as of such date. The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Except as indicated below, the shareholders listed possess sole voting and investment power with respect to their shares.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned		Percentage of Common Stock
Mr. Gil Stiss 41/13 Nahal Lachish St., Ashdod, Israel 77707	1,700,000	(1)	16.35%
Rolfe Investment Ltd. Chamerstrasse 12cPOB 4436 Zug. Switzerland 6304	916,667		8.81%
Mr. Zeev Bronfeld 6 Uri Street Tel Aviv, Israel	916,667		8.81%
EDA Capital Corporation 1685 - 54th Street, Brooklyn NY 11204	916,667		8.81%
ACC Holdings Ltd. Pasea Estate, Road Town, Tortola, British Virgin Island	916,667		8.81%
Pentium Management Ltd. 12 Parnes Str, Apt 10 Har Nof, Jerusalem Israel	585,416		5.63%
Zegal & Ross Capital LLC 20 Robert Pitt Drive, Suite 214 Monsey, New York 10952	916,666		8.81%
Ms. Adi Levy 7 Sapir St., Gedera, Israel 70700	900,000	(2)	8.65%
Melton Management Limited P.O. Box 3161 Road Town, Tortola, British Virgin Islands	685,000		6.59%
Mr. Yoav Hirsch POB 4056 Caesarea, Israel 38900	750,000	(2)	7.21%

(1)
The stockholder holds an irrevocable proxy from the holders of an additional 1,950,000 shares of Common Stock to vote their shares on all matters submitted to stockholders. The selling stockholder disclaims any beneficial interest in the shares to which he holds a proxy.

(2)	The stockholder gave an irrevocable proxy to the stockholder referred to in footnote (1) to vote its shares on all matters submitted to stockholders.

AMENDMENTS OF THE ARTICLES OF INCORPORATION

The Amendments will:

(i) Change our name to “IDO Security Inc.”; and

(ii) change the capital structure of the Company to (a) increase the number of shares of Common Stock from 25 million to 50 million and (b) create a class of Preferred Stock with 20 million shares of Preferred Stock authorized for issuance but unissued, with the number of series into which Preferred Stock may be divided, and the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted or imposed upon the Preferred Stock, to be fixed in the future by the Board of Directors.

To become effective, the Amendments must be filed with the Nevada Secretary of State and designated as effective by the Board of Directors. We intend to implement the Amendments as soon as reasonably practicable following the 20th day following the mailing of this Information Statement to our shareholders. The following summarizes the Amendments.

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NAME CHANGE

The Amendments will change our name to “IDO Security Inc.” Our ticker (trading) symbol, which is currently “MXCH” and the CUSIP number of our Common Stock will both change as a result of the name change. In addition, following the Amendments, we intend to effect a three-for-one stock split (the “Stock Split”). After the name change and the Stock Split, shareholders will be permitted to, but need not, exchange their certificates to reflect the change in corporate name and the post-Stock Split number of shares. However, the existing certificates will continue to represent full shares of our Common Stock after the Stock Split, as if the corporate name had not changed, but with the number of shares indicated on the certificate increased by the Stock Split. Our transfer agent will issue stock certificates with the new company name as stock certificates are sent in upon transfers of shares by existing shareholders. The transfer agent for the common stock is:

Nevada Agency & Trust Company, 50 West Liberty Street, Suite 880, Reno, Nevada 89501, Telephone: (775) 322-0626.

INCREASE IN AUTHORIZED COMMON STOCK

As of March 28, 2007, 10,400,000 shares of our Common Stock were outstanding. Under the Articles of Incorporation, there are currently authorized 25 million shares Common Stock. That would only leave 14,600,000 shares of Common Stock for further issuances, even assuming that we did not effect the Stock Split, since we cannot issue more stock than is authorized under the Articles of Incorporation. Accordingly, the Amendment will increase the number of shares of Common Stock that we are authorized to issue from 25 million to 50 million shares, and we will have the corporate authority to issue additional shares of authorized but unissued Common Stock.

The purpose of the proposed increase in the number of authorized shares of common stock is to make additional shares available for use by the Board of Directors, as it deems appropriate or necessary to further the business of the corporation Our business plan currently anticipates that we will raise future capital through the sale of additional shares of capital stock at some point in the future. Unless our Articles of Incorporation are amended to increase the number of shares of common stock we are authorized to sell, we will not be able to raise additional capital through the sale of capital stock. Furthermore, additional authorized shares may be needed in the future in connection with possible acquisitions of other companies, businesses or assets, or in connection with establishing a strategic relationship with a corporate partner, or for other corporate purposes. No such possible acquisitions or relationships are currently under consideration.

The increase in authorized number of shares of Common Stock will not, in and of itself, have any immediate effect on the rights of existing shareholders. However, to the extent that the additional authorized shares are issued in the future, they will decrease the existing shareholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders.

AUTHORIZATION OF PREFERRED STOCK

Our Articles of Incorporation do not currently authorize a class of Preferred Stock. It may be preferable or necessary in the future to issue preferred stock to investors. Preferred stock usually grants the holders certain preferential rights in voting, dividends, liquidation and/or other rights in preference over the Common Stock. Accordingly, in order to grant us the flexibility to issue our equity securities in the manner best suited for the company, or as may be required by the capital markets, the Amendments will create 20 million authorized shares of preferred stock.

Since we do not know what the terms of any future series of preferred stock would be, the Amendments authorize the issuance of preferred stock with the terms, rights and features to be determined by the board of directors upon issuance. The authorization of such preferred stock would permit our board of directors to authorize and issue preferred stock from time to time in one or more series. The Amendments will provide us with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to our Common Stock, as it will allow preferred stock to be available for issuance from time to time and with such features as determined by the board of directors for any proper corporate purpose.

Subject to the limitations prescribed by law, the board of directors will be expressly authorized, at its discretion, to determine the number of series into which shares of Preferred Stock may be divided, to determine the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock or any series thereof or any holders thereof, to determine and alter the designations, powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or the holders thereof, to fix the number of shares of that series and to increase or decrease, within the limits stated in any resolution of the board of directors originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series.

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VOTE OBTAINED

The number of outstanding shares of Common Stock as of the Record Date was 10,400,000. The following individuals owning the number of shares set forth opposite their names, consented in writing to the Amendment as of the Record Date:

NAME OF SHAREHOLDER	NUMBER OF SHARES

Pentium Management Ltd.	585,416

EDA Capital Corporation	916,667

ACC Holdings Ltd.	916,667

Melton Management Limited	685,000

Rolfe Investment Ltd.	916,667

Zegal & Ross Capital LLC	916,667

Brasshoren Ltd.	153,000

Mr. Zeev Bronfeld	916,667

TOTAL	6,006,751

Section 78.320 of the Nevada Law provides that, unless otherwise provided in a corporation's articles of incorporation or bylaws, actions required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a written consent thereto is signed by shareholders holding not less than at least a majority of the voting power of the company. Our Bylaws require the same proportion of votes. Accordingly, the Amendment was duly approved and no further votes will be needed.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information, including current reports on Form 8-K and annual and quarterly reports on Form 10-KSB and Form lO-QSB, with the Securities and Exchange Commission. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the Securities and Exchange Commission at Room 1024,450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Securities and Exchange Commission also maintains a web site on the internet where reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.

By Order of the Board of Directors /s/ Michael Goldberg Acting Chief Executive Officer

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APPENDIX A

CERTIFICATE OF AMENDMENT

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
(775) 684-5708
Website:  secretaryofstate.biz

CERTIFICATE OF AMENDMENT (PURSUANT TO NRS 78.3865 and 78.:390)

ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation:
The Medical Exchange, Inc.

2.  The articles have been amended as follows (provide article numbers, if available):

1.  Article 1 is amended to read that the name of the Corporation is "IDO Security Inc." 2. Article 3 is amended to read that the total number of shares that the Corporation is authorized to issue is 70,000,000 shares, par value $0.001, and no shares without par value.  Of the 70,000,000 shares, par value $0.001:  (a) 50,000,000 million such shares shall be shares of Common Stock; and (b) 20,000,000 million such shares shall be shares of Preferred Stock.  The Board of Directors is expressly authorized to issue from time to time all or any shares of Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences (including seniority upon liquidation); relative participating, optional or other special rights, redemption rights, conversion privileges and such qualifications, limitations or restrictions thereof, as shall be adopted by the Board of Directors and set forth herein or an amendment hereto providing or the issuance of such series and to the fullest extent as now or hereafter permitted by these Amended and Restated Articles of Incorporation and the laws of the State of Nevada.  Unless a vote of any shareholder is required pursuant to the rights of the holders of a series of Preferred Stock, the Board of Directors may from time to time increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  Majority

4. Effective date of filing (optional):______________________
(must be no later than 90 days after the certificate is filed)

5. Officer Signature (required):	/s/ Michael Goldberg

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required,of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:   Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.